Exhibit 10.1

Genesis Executive Bonus Plan – Fiscal Year 2006

General Purpose:

The Genesis Executive Bonus Plan—Fiscal Year 2006 (“the Plan” or “Executive Bonus Plan”) is designed to provide incentive and motivation to the Executive Staff of Genesis to achieve the company’s financial and operational plans.

Duration: The Plan will be in effect from April 1, 2005 through March 31, 2006 (the “bonus period”), subject to the payments of the bonuses following the fiscal year end as described below, and will be based on the full year financial and operational results of the Company.

Eligibility: This Plan covers the CEO and the members of his Executive Staff. Eligible Executives are those who are on the CEO’s staff on or before 12/31/05 and employed at the time of the bonus payout (the “Eligible Executives”). Eligible Executives who join the CEO’s staff after the beginning of the bonus period but before 12/31/05 will have any bonus under the Plan prorated based upon their length of service during the fiscal year subject to the requirement that the Eligible Executive is employed at the time of the bonus payout.

Employee Bonus Targets: Eligible Executives will have a bonus target specified as a percentage (%) of their annual base salary. The % targets are set forth in the table below:

BONUS PAYOUT TARGETS AT VARIOUS ACHIEVEMENT LEVELS

	<90%	90%	100%	110%
CEO	0%	25%	50%	100%
Sr. VP, WW Sales	0%	18.75%	37.5%	75%
Other Sr. VP’s & EVP	0%	12.5%	25%	50%
All Other VP’s	0%	10%	20%	40%

Actual achievement levels that fall between the 90%, 100%, 110% achievement levels will be paid at the nearest level that has already been achieved. For example, a 107% achievement will be paid at the 100% level and a 94% achievement will be paid at the 90% level. If overall achievement exceeds 110%, the Board of Directors may grant, in its sole discretion, additional bonus payouts greater than the target bonus percentages set forth in the table above. However it is intended that the combined bonuses paid under the Executive and the Employee Corporate Bonus Plans should not exceed 15% of the Non-GAAP Operating Income.

Plan Metrics:

The Executive Bonus Plan will establish a bonus plan pool only upon a minimum simultaneous achievement of 90% of the FY2006 Plan Revenue and 90% of the FY2006 Plan non-GAAP Operating Income. Once this minimum level is achieved each Executive’s bonus target will be calculated on the basis of a formula that assigns a 25% weight factor to the Revenue achievement and a 75% weight factor to the non-GAAP Operating Income achievement. In the event the minimum level is not achieved, no bonus pool is expected to be established and no amounts are expected to be paid under this Plan. The Eligible Executive’s actual bonus payment (with the exception of the Company’s Chief Financial Officer) is then weighted 75% towards the financial achievement, and 25% towards the attainment of individual MBO’s that are geared towards longer-term incentives. The weighting for the Company’s Chief Financial Officer’s bonus will be 50% towards the

Company’s financial achievement and 50% towards the attainment of the individual MBO’s. The non-GAAP Operating Income metric may be adjusted for unusual items as determined by the CEO& CFO and as approved by the Board of Directors. These adjustments to Non-GAAP Operating Income would typically be restricted to unplanned and unusual income and expenditures. The Executive Bonus Plan will also be adjusted to account for any mergers & acquisitions that have a material impact on Revenue, Operating Expenses and Operating Income.

The overall bonuses earned under this Executive Bonus Plan when combined with the Genesis Employee Corporate Bonus Plan: 1) should not exceed more than 15% of the Company’s non-GAAP Operating Income before the bonus expense for the fiscal year and/or 2) cannot cause the company’s non-GAAP net income to turn into a net loss for the fiscal year or any individual quarter. Notwithstanding anything to the contrary in this Plan, the Board of Directors shall have the discretion to reduce payments under this Plan so that such payments do not cause the combined bonus plan payments to exceed the 15% threshold described above.

Individual Measurements: Once the Executive Bonus Plan has established a bonus plan pool as a result of achieving the corporate financial objectives, 25% of the executive’s bonus (with the exception of the Company’s Chief Financial Officer) will be based upon attainment of individual MBO’s that are intended to further the company’s longer-term goals. Fifty percent (50%) of the Chief Financial Officer’s bonus will be based on the attainment of the individual MBO’s. These objectives will be established for each Eligible Executive at the beginning of the fiscal year or upon eligibility to participate in the Plan and will be consistent with the corporate objectives for the organization. At the completion of the Company’s fiscal year each participant will be measured against these objectives. The Eligible Executive’s performance against these goals will be reviewed by the CEO who will make recommendations for review and approval by the Board of Directors.

Discretion of the CEO: The CEO shall have discretion to adjust any Eligible Executive’s bonus determined under the plan by +/- 10%, assuming the overall bonus plan pool as calculated according to this Plan is not exceeded. Final bonus amounts for all Eligible Executives, including the CEO, will be approved by the Board of Directors.

Approval and Payouts: The Board of Directors must pre-approve all proposed payouts under this Plan. Bonus payments will be paid 15 days after the Company’s filing of Form 10K with the Securities and Exchange Commission for fiscal 2006. An Eligible Executive must be employed at the time of payment to receive any such payments. All payments will be made in the currency in which the employee is regularly paid.

Plan Modifications: This plan will be discontinued at the end of each fiscal year unless it is re-authorized by the Board of Directors. The Board of Directors can make any changes to the Plan it deems appropriate and in its sole discretion for future bonus periods once the current bonus period is complete. The Board may modify the Fiscal 2006 bonus financial targets in its sole discretion in the event of a merger or acquisition.

Administration and General Terms and Conditions:

The Plan administrator is the Board of Directors, which has sole and exclusive discretionary authority to interpret the Plan and adopt such rules and regulations for carrying out the Plan as it deems necessary and appropriate. Decisions by the the Board of Directors are final and binding on all parties to the maximum extent allowed by law.

Amounts to be paid under this Plan are to be paid from the general funds of Genesis Microchip, Inc. Nothing in this Plan shall be construed to create a trust or establish any evidence of any Eligible Executive’s claim of any right to payment other than as an unsecured general creditor of Genesis Microchip, Inc.

All payments under this Plan shall be subject to the satisfaction of applicable federal, state or local income tax withholding requirements and to any employment tax withholding requirements.

Nothing in this Plan shall interfere with or limit in any way the right of Genesis Microchip, Inc., or the right of any Eligible Executive, to terminate the employment or service relationship with Genesis Microchip, Inc. at any time, with or without cause.

No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.

This Plan will be construed, administered and governed in all respects in accordance with the laws of the State of California.

In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal and invalid provision had not been included.